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FOR IMMEDIATE RELEASE

COMPANY CONTACT:

Mark de Raad
Vice President, Finance & CFO
(714) 477-7805
mderaad@atlp.com



                               ATL PRODUCTS, INC.
                         ADOPTS STOCKHOLDER RIGHTS PLAN

                 IRVINE, CA, March 12, 1998  --  ATL Products, Inc. (NASDAQ:
ATLPA), the leading supplier of automation solutions for networked computers, today announced that its Board of Directors adopted a Stockholder Rights Plan in which preferred stock purchase rights will be distributed as a dividend at the rate of one Right for each share of Common Stock held as of the close of business on March 23, 1998.

                 The Rights are designed to guard against partial tender offers and other abusive and coercive tactics that might be used in an attempt to gain control of the Company without paying all stockholders a fair price for their shares. The Rights will not prevent a takeover attempt, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.

                 Each Right will entitle Stockholders to buy one one-thousandth of a share of Series A Junior Participating Preferred Stock of the Company at an Exercise Price of $60.00. The Rights will be exercisable only if a person or group acquires 15% or more of the Company's Common Stock or announces a tender offer the consummation of which would result in ownership by a person or group of 15% or more of the Company's Common Stock.

                 If a person or group acquires 15% or more of the Company's outstanding Common Stock, or a holder of 15% or more of the Company's Common Stock engages in certain self-dealing transactions or a merger transaction in which the Company is the surviving corporation and its Common Stock remains outstanding, then each Right not owned by such person or certain related parties will entitle its holder to purchase, at the Right's then-current exercise price, units of the






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Company's Series A Preferred Stock (or, in certain circumstances, Company
Common Stock, cash, property or other securities of the Company) having a market value equal to twice the then-current exercise price. In addition, if, after the Rights become exercisable, ATL Products, Inc. is acquired in a merger or other business combination transaction, or sells 50% or more of its assets or earnings power, each Right will entitle its holder to purchase, at the Right's then-current price, a number of the acquiring company's common shares having a market value at the time of twice the Right's exercise price.

                 At any time on or prior to the close of business on the earlier or (i) ten days after the first date of a public announcement that a person or group has acquired beneficial ownership of 15% or more of the Company's Common Stock and (ii) ten business days (or such later date as may be determined by the Board) after a person or group commences or announces the intention to commence a tender offer or exchange offer for 15% or more of the Company's shares, the Rights are redeemable for $.001 per Right at the option of the Board of Directors.

                 The dividend distribution will be made on March 23, 1998 payable to stockholders of record on that date. The Rights will expire on May 23, 2008. The initial distribution of Rights is not taxable to stockholders.

COMPANY BACKGROUND:

                 ATL is recognized worldwide as a market innovator in design, manufacturing and service of automated DLT library systems having earned a reputation for superb quality and reliability. Delivering library systems through OEMs and a worldwide network of authorized resellers, ATL ships a large percentage of the world's DLT libraries. The DLT market is growing rapidly and ATL is at the forefront with systems currently installed in more than 4,000 locations worldwide--including almost half of the Fortune 100 companies.

                 Serving the world market for storage automation, corporate headquarters for ATL Products is in Irvine, California. At the site is the world's largest manufacturing facility dedicated to DLT automation. Sales and service are provided throughout major cities in North America, Europe and Asia. For additional information, call ATL Products at (714) 774-6900, or browse the Company's website at www/atlp.com.


DLT is a claimed trademark of Quantum Corporation in the United States and other countries.

This news release contains statements which may be deemed to be forward looking. The actual results of ATL may differ materially and will depend on its performance which could be adversely affected by such factors as unexpected shortages of critical components, short product lives, the timing and market acceptance of planned new product introductions, competition (including new and directly competitive products from others), and the significant uncertainty of market acceptance of new products by both distribution channels and end-user customers.

For a discussion of such factors, see Risk Factors and Management's Discussion and Analysis of Financial Condition and Results of Operations in ATL's most recent Form 10-K (Commission File No. 000-22037).